2005 CORPORATE PROFILE

FO R WA R D — L O O K I N G S TAT E M E N T S This document contains forward-looking Forward-looking statements are subject to statements within the meaning of the a number of risks and uncertainties, and Private Securities Litigation Reform Act actual performance or results could differ with respect to, among other items: materially from that anticipated by these projections and estimates of earnings, forward-looking statements. Factors that revenues, cost-savings, expenses, or other may cause actual results to differ materially financial items; statements of management’s from those contemplated by these plans, strategies and objectives for future forward-looking statements include, operation; and management’s expectations among others: (i) the company’s success in as to future performance and operations implementing its financial and operational and the time by which objectives will be initiatives, (ii) changes in domestic or achieved; statements concerning proposed international economic or business new products and services; and statements conditions, including those affecting the regarding future economic, industry or rail industry (such as the impact of industry market conditions or performance. competition, conditions, performance and Forward-looking statements are typically consolidation); (iii) legislative or regulatory identified by words or phrases such as changes; (iv) the inherent business risks “believe,” “expect,” “anticipate,” “project,” associated with safety and security; and (v) and similar expressions. Forward-looking the outcome of claims and litigation statements speak only as of the date they involving or affecting the company. Other are made, and the company undertakes no important assumptions and factors that obligation to update or revise any forward- could cause actual results to differ looking statement. If the company does materially from those in the forward-update any forward-looking statement, no looking statements are specified in the inference should be drawn that the company’s SEC filings, accessible on the company will make additional updates SEC’s web site at www.sec.gov and the with respect to that statement or any company’s web site at www.csx.com. other forward-looking statements.

TA B L E O F C O N T E N T S Chairman’s Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . 2 Financial & Statistical Highlights. . . . . . . . . . . . . . . 6 Corporate Profile . . . . . . . . . . . . . . . . . . . . . . . . . . . 8 Sales & Marketing . . . . . . . . . . . . . . . . . . . . . . . . . 12 Investing in Our Assets. . . . . . . . . . . . . . . . . . . . . . 42 Corporate Governance. . . . . . . . . . . . . . . . . . . . . . 48 Board of Directors & Officers . . . . . . . . . . . . . . . . 50 Shareholder & Investor Information . . . . . . . . . . 51 Appendix . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52 The accompanying financial information should be read in conjunction with the company’s 2005 Annual Report on Form 10-K, 2006 Quarterly Reports on Form 10-Q, and any current reports on Form 8-K available at www.csx.com.

LETTER FROM THE CHAIRMAN

Dear Investor:

If you have followed the CSX story over the past two years, you know that we've achieved great success by returning to our transportation roots at a terrific time in the industry and economy.

With robust demand and tight supply conditions in our markets, the employees in our businesses are sharply focused on getting shipments to customers safely and on time.

From a capital markets perspective, our strategy and commitment have three interrelated parts:

1. Revenue impact. Our businesses have targeted – and delivered – a significant revenue impact from the renaissance taking place in our industry. By impact, we mean *profitable* growth versus top-line growth for its own sake.

In Surface Transportation, our combined rail and intermodal business, 2005 was a record year in both revenue and operating income. To date*, the team has completed nine consecutive quarters of revenue improvements and operating income growth adjusted for certain charges.

A major driver of these results is the transportation environment itself.

Revenue Per Unit by Quarter


$1,053
$1,048
$1,069
$1,100
$1,143
$1,159
$1,168
$1,221
$1,277
Q1 2004
Q2 2004
Q3 2004
Q4 2004
Q1 2005
Q2 2005
Q3 2005
Q4 2005
Q1 2006

CSX CORPORATION

* This and all subsequent references to "to date" or "today" in the Chairman's Letter are based on results as of March 31, 2006, the most recent completed reporting period at this writing.

2

CSX


CSX


CSX



America is buying more, producing more, and importing more at a time when congested highways and rising fuel prices have put a premium on efficient and environmentally-friendly rail transportation.

But that's not the whole story. Our transportation network connects more than 70 ocean, river and lake ports to the hearts of commerce in some of America's largest population centers, and serves industries as diverse as consumer goods and coal.

As a result, our businesses have the ability to remain profitable over the long-term by shifting the *mix* of our services to meet market needs at any given time or place. Nowhere is that more evident than in our intermodal business, where operating income in the past two years has more than doubled on relatively flat volume overall. That's revenue with *impact*.

2. Operating discipline. In 2003, we put a new operating plan in place, went to work on a set of operating disciplines to drive improvements in safety and reliability, and steadily built the proficiency and confidence of our team.

We went about these changes the right way, with consistent, continuous improvement over time. We remained focused and didn't allow ourselves to get too excited or too discouraged along the way. As a result, we've seen the operational performance steadily get better and, in recent months, gain strong momentum.

Adjusted Surface Transportation Operating Income
(Dollars in millions)


$204
$295
$250
$315
$351
$422
$361
$415
$487
Q1 2004
Q2 2004
Q3 2004
Q4 2004
Q1 2005
Q2 2005
Q3 2005
Q4 2005
Q1 2006

3

Chairman's Letter
Continued

Today, safety results are at their all-time best levels, and our delivery performance is the best we've seen since 2002.

So the business environment is strong and we are gaining strong momentum in operations – but what *else* are we doing inside of our four walls to ensure continued growth over the long-term?

The good news is that, in our business, there *are* no walls! Our men and women see enormous potential for their company and have been striving to meet the demands of the new environment with ever-increasing speed and excitement.

3. Performance culture. When we set out to change CSX, we assembled a leadership team with diverse experience from inside and outside the industry, and committed ourselves to one set of values that would stand the test of time.

Shareholder Value
Comparison of Five-Year Cumulative Total Return†

Among CSX CORPORATION, the S & P 500 Index and the Dow Jones US Transportation Average Index



Dollars
250
200
150
100
50
0
2000
2001
2002
2003
2004
2005
Q1 2006
CSX CORPORATION
S & P 500
DJ US TRANSPORTATION AVG

†$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

©2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved, www.researchdatagroup.com/S&P.htm.

4

We're achieving higher levels of success, just as opportunities for success abound. Transportation demand is strong, and our ability to meet that demand is stronger.



Our messages and priorities have not changed, and we have steadily increased our standards of accountability as the business disciplines have fallen into place. Now we've reached a place where our employees feel wind at their backs and recognize the vast opportunity in front of them. You can see it on their faces and in their results.

Employees have earned the right to reinvest in the already-strong CSX Transportation network. This year alone, we will spend more than $1.4 billion on capital projects to achieve higher levels of growth and reliability, with expansions underway in some of our most attractive geographic markets.

In the near-term, these expansions will enable us to grow with our customers. Longer-term, we envision even more infrastructure-related opportunities as America's population and economic centers shift and expand.

All of this spells strong returns for our shareholders. Investors who have held CSX shares since the beginning of 2001 have seen about a 150% increase in the value of their stock. Our focus is on creating greater shareholder value by meeting customer expectations and delivering double-digit operating income, earnings per share, and free cash flow growth in the coming five years.

We're achieving higher levels of success, just as opportunities for success abound. Transportation demand is strong, and our ability to meet that demand is stronger.

If you enjoy a great American business story, welcome aboard! We invite you to explore the power of our enterprise in the pages that follow.

Sincerely,

Michael Ward

Michael Ward

5

Financial & Statistical Highlights

Financial Highlights

Dollars in Millions (except per share amounts)	2005	2004	2003
Surface Transportation			
Revenue	$ 8,618	$ 8,040	$ 7,446
Operating Expense	7,069	7,047	6,795
Operating Income	$ 1,549	$ 993	$ 651
Add			
Restructuring Change — Net	-	71	22
Provision for Casualty Claims	-	-	229
Operating Income - Adjusted	$ 1,549	$ 1,064	$ 902
Financial Ratios			
Operating Ratio - Adjusted	82.0%	86.8%	87.9%
Net All-in Debt to Capital	46%	54%	56%
Other Information			
Free Cash Flow (a)	$ 1,030	$ 461	$ 363
Property Additions	$ 1,136	$ 1,030	$ 1,059
Dividends per Share	$ 0.43	$ 0.40	$ 0.40

CSX follows a 52/53-week fiscal reporting calendar. Fiscal year 2004 consisted of a 53-week year ending on December 31, 2004. All 2004 volume and financially related data contained in this book includes the 53rd week.

The company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing the company's business that fall within the meaning of Regulation G by the Securities and Exchange Commission may provide users of the financial information with additional meaningful comparisons of prior reported results.

Specifically, the company believes that Surface Transportation operating income adjusted for the charges listed above provides useful information for evaluating and understanding the company's ongoing or core business performance. Free Cash Flow measures an ability to generate cash without incurring additional external financings. All-in Debt to Capital includes off-balance sheet accounts receivable and operating leases which management believes is necessary to assess the company's total leverage relative to its overall capital structure. A reconciliation of Free Cash Flow to the most directly comparable GAAP financial measure and the computation of All-in Debt to Capital is presented on page 57.

(a) Free cash flow as of December 30, 2005 includes net cash proceeds (net of taxes paid) from the International Terminals' disposition of $640 million and net debt repurchase costs of $123 million.

2005 and 2006 exclude $99 million and $138 million respectively relating to capital spending resulting from the impact of Hurricane Katrina. The company expects insurance proceeds to cover costs, less the insurance deductible. However, no payments are guaranteed until cash is received.

6

CSX





Statistical Highlights

	2005	2004	2003
Volume (in thousands)			
Carloads	7,350	7,530	7,283
Gross Ton Miles	463.2	467.8	447.9
Resources			
Employees (a)	34,153	33,591	34,084
Route Miles	21,357	22,153	22,841
Locomotives, Owned or Under Long-Term Lease	3,790	3,710	3,616
Freight Cars	103,314	104,714	106,869
Safety			
Personal Injury Frequency Index (per 200,000 man-hours)	1.71	2.29	2.30
FRA Train Accidents Frequency (per million train miles)	3.99	4.79	4.66
Operations			
Average System Velocity (miles per hour)	19.2	20.3	21.1
Average System Dwell Time (hours)	29.7	28.7	25.3
Average Total Cars on Line	233,118	233,271	229,926
On-time Originations	51.1%	49.0%	62.0%
On-time Arrivals	40.1%	40.9%	56.9%
Average Recrews	68	63	50

(a) Represents Surface Transportation employees

Surface Transportation Revenue
($ in millions)


$7,446
$8,040
$8,618
2003
2004
2005

Adjusted Operating Income
($ in millions)


$902
$1,064
$1,549
2003
2004
2005

Adjusted Operating Ratio


87.9%
86.8%
82.0%
2003
2004
2005

7

5284

Corporate Profile

Well positioned in the growing transportation industry, CSX Corporation is parent to a strategic network of rail, intermodal and related businesses serving some of the most active economic centers in North America.

Business Units

CSX Transportation, Inc. delivers merchandise, coal and automobiles over 21,000 miles of track, and connects every major population center in 23 states and two Canadian provinces east of the Mississippi River with 70 ocean, river and lake ports. CSXT, the largest railroad in the eastern United States, also serves thousands of production and distribution facilities through track connections to more than 200 shortline and regional railroads.

CSX Intermodal, Inc. links customers to railroads via trucks and terminals. CSXI keeps distribution centers ready to deliver athletic shoes, clothes, DVD players and hundreds of other consumer products to retail outlets coast to coast. In 2005, CSXI handled nearly 2.2 million trailers and containers. In addition to truck and terminal operations, CSXI operates a designated domestic container fleet.

CSX also owns **Total Distribution Services, Inc.**, which serves the automotive industry with distribution centers and storage locations; and **TRANSFLO, Inc.**, providing logistical solutions for transferring products from rail to truck at more than 70 facilities across the country.

The above subsidiaries combine to form the company's **Surface Transportation** businesses, which completed the first quarter of 2006 with nine consecutive quarters of revenue (gains/improvements/increases) and operating income growth adjusted for certain charges.

8

Market Segments • Intermodal. In 2005, CSXI handled The Surface Transportation businesses nearly 2.2 million containers and trailers delivered nearly 7.4 million carloads in which generated nearly 16% of total 2005, generating more than $8.6 billion company revenue. of revenue. Major market segments: • Automotive. This segment contributes • Merchandise. Annually, CSXT ships nearly nearly 10% of the company’s total three million carloads of aggregate, revenue and accounts for 488,000 metal, phosphate, building, fertilizer, carloads annually. The automotive group food, consumer, agricultural, paper and delivers one-third of North America’s chemical products. light vehicles, serving both traditional manufacturers and the increasing • Coal. In 2005, more than 1.8 million number of global manufacturers. carloads of coal, coke and iron ore were delivered to electric utilities and manufacturers. Coal is playing an increasingly important role in the generation of energy used to heat, cool and light homes and businesses. This segment generated more than 24% of CSX’s total revenue in 2005. 9

Corporate Profile
Continued


Syracuse
Selkirk
Buffalo
Detroit
Chicago
Walbridge
Stanley
Cleveland
Willard
Greenwich
Columbus
Avon
Cumberland
Curtis Bay
Locust Point
Cincinnati
Russell
Charleston
Richmond
Louisville
Evansville
Norfolk
Erwin
Nashville
Rocky Mount
Hamlet
Florence
Atlanta
Birmingham
Charleston
E. Savannah
Montgomery
Waycross
Baldwin
Moncrief
Mobile
New Orleans
Tampa
Major Terminals
Coal Network
I-90 Corridor
I-95 Corridor
Southeastern Corridor
CSX Rail Network

MAJOR CSX TERMINALS	2005 AVG. DAILY CARS PROCESSED*
Atlanta, Ga.	1,022
Avon (Indianapolis), Ind.	1,494
Baldwin, Fla.	331
Birmingham, Ala.	1,205
Buffalo, N.Y.	1,093
Charleston, S.C.	384
Chicago, Ill.	926
Cincinnati, Ohio	1,557
Cleveland, Ohio	386
Columbus, Ohio	479
Cumberland, Md.	1,118
Curtis Bay (Baltimore), Md.	313
Detroit, Mich.	333
East Savannah, Ga.	467
Erwin, Tenn.	609
Evansville, Ind.	457
Florence, S.C.	437
Greenwich (Philadelphia), Pa.	293
Hamlet, N.C.	1,390
Locust Point (Baltimore), Md.	122
Louisville, Ky.	1,211
Mobile, Ala.	412
Moncrief (Jacksonville), Fla.	614
Montgomery, Ala.	551
Nashville, Tenn.	1,695
New Orleans, La.	483
Richmond, Va.	388
Rocky Mount, N.C.	640
Russell, Ky.	852
Selkirk, N.Y.	1,627
Stanley (Toledo), Ohio	1,063
Syracuse, N.Y.	418
Tampa, Fla.	269
Walbridge (Toledo), Ohio	580
Waycross, Ga.	2,276
Willard, Ohio	1,557

* For the period September through December 2005 the CSXT system was affected by Hurricane Katrina.

10

7699
CSX





Rail Network

Train operations are focused on four major rail routes: the coal network, Interstate 90, Interstate 95 and the Southeastern Corridor, with 36 major classification yards and terminals.

- ***Coal Network.*** *Coal is used to generate more than half the electricity in the United States. The CSX network connects mining operations in nine states with industrial and utility customers, and many port facilities.*

- ***I-90 Corridor.*** *The gateway city of Chicago is linked to urban areas in New York and New England by the I-90 corridor. Much of this route is double mainline track supporting high-speed intermodal and automotive service. The I-90 corridor also is a primary route for import traffic moving cross-country from western ports.*

- ***I-95 Corridor.*** *The I-95 corridor is a primary route for CSX's merchandise businesses, which include commodities such as metals, chemicals and food and consumer products. The corridor connects Charleston, Jacksonville, Miami and many other growing southeastern cities to the heavily-populated northeastern cities of Baltimore, Philadelphia and New York.*

- ***Southeastern Corridor.*** *The Southeastern Corridor runs from the western gateways of Chicago, Memphis and East St. Louis through the growing cities of Atlanta, Nashville and Birmingham and into expanding markets in the Southeast. Although merchandise traffic represents a large portion of the traffic transported on this corridor, it is also an important route for intermodal and automobile shipments.*

Non-Transportation Holdings

Non-transportation holdings include The Greenbrier Resort and Club Management Company, a AAA Five-Diamond resort in White Sulphur Springs, W. Va.; CSX Real Property, an organization responsible for the sale, lease and development of CSX-owned properties; and CSX Technology, a provider of information technology services.

11

Sales & Marketing


2005 Total Surface Transportation Volume
Density
Low
Med
High

Serving many of the fastest-growing states and cities in the country, CSX is uniquely positioned to capitalize on the nation's robust economy and international trade.

Driven by growing U.S. production and strong demand for imports, CSX's Surface Transportation units delivered nearly 7.4 million carloads, generating $8.6 billion in revenue, with year-over-year revenue growth of just over 7%.

Foreign demand for U.S. products and raw materials, such as coal, metals and agricultural products, also contributed to the company's record performance.

CSX serves as a crucial link in the transportation supply chain through:

- *A 21,000-mile rail network with service to 23 eastern states, the District of Columbia, Quebec and Ontario.*
- *Service to 70 ports on the Atlantic and Gulf coasts, the Mississippi River, Great Lakes and St. Lawrence Seaway.*
- *The opening of new manufacturing facilities, including a Hyundai assembly plant, along its rail lines.*

12

CSX IS UNIQUELY POSITIONED TO CAPITALIZE ON THE NATION'S ROBUST ECONOMY AND INTERNATIONAL TRADE.

- *Access to more than 130 coal mines, which contributed to a nearly 5% increase in coal volume in 2005.*
- *A robust intermodal business that overcomes the challenges confronted by motor carriers.*

With a well-diversified traffic base, CSX can overcome losses in one market with gains in another for continued overall revenue growth.

CSX also has launched service innovations, streamlined operations and entered into new affiliations with other transportation companies to achieve long-term growth from a variety of market segments.

The company is situated to deliver both the raw materials and finished products that the global marketplace demands.

Carloads
(in thousands)



7,283
7,530
7,350
2003
2004
2005

Revenue Per Car



$1,022
$1,068
$1,173
2003
2004
2005

Revenue
($ in millions)



$7,446
$8,040
$8,618
2003
2004
2005

2005 Surface Transportation Volume
(% of Carloads)



7%
25%
39%
29%
39% Merchandise
29% Intermodal
25% Coal, Coke and Iron Ore
7% Automotive

13

CO A L , CO K E & IR O N OR E In 2005, coal, coke and iron ore revenues totaled more than $2 billion, representing 24% of CSX’s total revenue. Coal, coke and iron ore revenue increased nearly 17% on 5% volume growth over 2004. CSX delivered more than 1.8 million carloads of coal, coke, and iron ore to electric utilities and manufacturers in 2005. More than half the nation’s electricity is generated by coal. In 2005, electricity consumption in CSX’s territory increased more than 3%. North American utility and industrial shipments represent 93% of CSX’s total coal, coke and iron ore carloads. Strong demand was driven by the need to replenish low utility stockpiles, higher demand from a strong industrial economy, and rising costs for alternative fuels, including natural gas. 2005 Coal Volume Density Low Med High 14

In 2005, coal, coke and iron ore revenues totaled more than $2 billion, representing 24% of CSX's total revenue. Coal, coke and iron ore revenue increased nearly 17% on 5% volume growth over 2004.

Additionally, export coal, driven by demand in Europe and South America for metallurgic coal, accounted for 7% of CSX's coal volumes in 2005.

CSX is the largest coal transporter east of the Mississippi River and delivers 170 million tons of coal annually to utilities and major industrial installations. CSX serves more than 130 coal mines in nine states, including three of the nation's top four coal-producing states. During a typical week, 30,000 carloads of coal are loaded at CSX-served mines, and several thousand more cars are received from connecting rail carriers.

While the Appalachian coal fields lie at the heart of the company's 21,000-mile network, CSX also:

- *Serves the major export terminals at Mobile, Ala.; Newport News, Va.; and Baltimore, Md., as well as three coal terminals on Lake Erie.*
- *Operates coal terminals at Toledo, Ohio and Baltimore, Md.*
- *Has access to the growing Illinois Basin coal fields and connections with the western railroads in Chicago and East St. Louis that give CSX the ability to deliver Powder River Basin and other western coals throughout the East.*


Carloads
(In thousands)
1,635
1,730
1,809
2003
2004
2005


Revenue Per Car
$979
$1,029
$1,150
2003
2004
2005


Revenue
($ in millions)
$1,600
$1,780
$2,080
2003
2004
2005


2005 Coal Volume
(% of Carloads)
93%
7%
93% Domestic
7% Export

15

C O A L , C O K E & I R O N O R E C O N T I N U E D Coal Utility Locations Coal Reserves CSX Rail Network 16

Outlook Additionally, CSX customers are making Coal Top Ten The U.S. Department of Energy expects major investments in the future of coal (Customers listed in alphabetical order) U.S. coal consumption to increase to nearly by addressing the environmental issues PRODUCERS 1.6 billion tons in 2025, from the current associated with coal combustion. These Alliance Coal level of approximately 1.1 billion tons. projects include the construction of Alpha Natural Resources Coal is the most abundant fuel in the scrubbers for sulfur dioxide and mercury Arch Coal United States, with at least 250 billion tons control, and the installation of selective CONSOL Energy of economically recoverable reserves. catalytic reduction for the control of International Coal Group nitrogen oxides emissions. Overall, the James River Coal As a result of the growing demand for importance of coal is recognized as part Jim Walter Resources electricity, construction is underway on of the national energy policy. There is Massey Energy coal-fired power plants located on CSX’s substantial federal funding for clean Peabody Energy network. Two coal-fired power plants in coal technologies. TECO Coal South Carolina are planned, one in North Carolina, three new units in Florida and one in Kentucky. A typical new plant RECEIVERS will generate more than a million tons American Electric Power in additional annual volume for CSX. The Consumers Power company is well positioned for long-term Dominion Resources growth in the coal market, benefiting Duke Power from the rise in electricity consumption, Mirant Americas the population increase in the Southeast Progress Energy and the high cost of natural gas. Santee Cooper (South Carolina Public Service) Seminole Electric South Carolina Electric and Gas Southern Company 17

AUTOMOTIVE


2005 Automotive Volume
Density
Low
Med
High

In 2005, CSX realized improvement in revenue-per-car in the automotive sector through value pricing initiatives. Delivering 488,000 rail carloads of parts and vehicles annually, CSX derives approximately 10% of its annual revenue from the automotive sector.

Two major lines of business form the automotive unit: vehicles, which generate 90% of the unit's revenue, and auto parts, which generate 10%. CSX transports more than 5 million vehicles per year for domestic producers, international producers and importers.

Serving plants in eight states, CSX has significant advantages in the automotive sector:

- *With logistics partners, CSX reaches 20 traditional assembly plants and satellite vehicle loading and distribution centers, such as those at New Boston, Mich., and Lawrenceville, Ga.*
- *In addition to its longstanding relationships with traditional domestic manufacturers – General Motors, Ford and Chrysler – CSX has forged additional relationships with the "new domestics," including Honda, Nissan, Toyota, Mercedes-Benz and Hyundai.*

18

THE AUTOMOTIVE GROUP HAS ENHANCED VALUE BY OFFERING CUSTOMERS A NETWORK OF AUTO DISTRIBUTION CENTERS, CUTTING-EDGE INVENTORY AND FACILITY MANAGEMENT TECHNOLOGY, AS WELL AS MULTI-LEVEL AND SPECIALTY BOXCAR EQUIPMENT.



- *In 2005, Hyundai opened a state-of-the-art assembly center on CSX lines in Montgomery, Ala.*
- *With rail service reaching across 23 states and over half the U.S. population, CSX has developed service innovations to efficiently move new vehicles from assembly plants into consumption markets.*

The automotive group has enhanced value by offering customers a network of auto distribution centers, cutting-edge inventory and facility management technology, as well as multi-level and specialty boxcar equipment.

A wholly owned subsidiary of CSX Corporation, Total Distribution Services manages a network of 36 vehicle distribution centers serving most major metropolitan areas east of the Mississippi River.

To optimize network efficiency and create capacity for the auto industry, CSX focuses on total cycle times to increase productivity and improve asset utilization.

Carloads
(In thousands)



529
507
488
2003
2004
2005

Revenue Per Car



$1,612
$1,647
$1,730
2003
2004
2005

Revenue
($ in millions)



$853
$835
$844
2003
2004
2005

2005 Automotive Volume
(% of Carloads)



90%
10%

90% Automobiles
10% Parts

19

Automotive
Continued



Assembly Plants
Distribution Centers
CSX Rail Network

CSX-Served Assembly Plants
(customers listed in alphabetical order)

DAIMLER-CHRYSLER	
Detroit, Mich.	Dodge Viper, Jeep
Sterling Heights, Mich.	Chrysler Sebring/Conv., Dodge Stratus
Warren, Mich.	Dodge Dakota, Ram 1500, Mitsubishi Raider
FORD	
Dearborn Truck, Mich.	Ford F-Series, Lincoln Mark LT
Louisville, Ky. (2 Plants)	Ford Explorer/Sport Trac, F-Series, Excursion, Mercury Mountaineer
Wayne, Mich. (2 Plants)	Ford Focus, Expedition, Lincoln Navigator
Wixom, Mich.	Lincoln Town Car, LS
GENERAL MOTORS	
Bowling Green, Ky.	Chevrolet Corvette, Cadillac XLR
Lordstown, Ohio	Chevrolet Cobalt
Spring Hill, Tenn.	Saturn Ion, Vue
Wilmington, Del.	Pontiac Solstice, Saturn Sky
HONDA	
East Liberty, Ohio	Honda Accord, Civic, Element, CR-V
Marysville, Ohio	Honda Accord, Acura TL, RD-X
HYUNDAI	
Montgomery, Ala.	Sonata, Sante Fe
MITSUBISHI	
Normal, Ill.	Eclipse, Endeavor, Gallant
NISSAN	
Smyrna, Tenn.	Altima, Frontier, Maxima, Pathfinder, Xterra
SUBARU	
Lafayette, Ind.	Baja, Tribecca, Legacy, Outback
TOYOTA	
Princeton, Ind.	Sequoia, Sienna, Tundra

20

Outlook CSX expects its automotive volumes to remain Automotive Top Ten Through 2010, growth in North American constant through 2010. The majority of the (Customers listed in alphabetical order) light vehicle production is forecast at 1% company’s automotive business is currently American Honda Motor and traditional domestic production is associated with traditional domestic Daimler-Chrysler expected to decline. However, this decline manufacturers; however, the company is Ford Motor is expected to be offset by increasing expanding its relationships with the new General Motors production on the part of the new domestic manufacturers, including service to Hyundai Motor America domestic manufacturers. a newly-opened Hyundai plant in Mazda Motor of America Montgomery, Ala. Additionally, revenue is Mercedes-Benz USA expected to grow as the company continues Nissan North America to focus on value pricing initiatives. Subaru of America Toyota Motor Sales USA 21

CSX
CSX
CSXT


CSX

Merchandise Overview




2005 Merchandise Volume
Density
Low
Med
High

With more than $4 billion in revenue from nearly 3 million carloads in 2005, CSX is one of the largest haulers of merchandise shipments, reflecting a strategic network that serves every major population center east of the Mississippi.

Merchandise shipments accounted for 39% of the total carloads on the CSX network in 2005 and contributed nearly half the company's record $8.6 billion in revenue. Factors behind CSX's strength in merchandise include strong imports, increased industrial activity and business development efforts along the company's 21,000-mile network.

In addition, adversities in the trucking industry – driver shortages, high turnover rates, rising fuel prices, traffic congestion – contribute to new long-haul opportunities for rail.

Seven diverse market segments make up the company's merchandise category: phosphates and fertilizers; metals; forest products; food and consumer; agricultural products; chemicals; and emerging markets.

22

WITH MORE THAN $4 BILLION IN REVENUE FROM NEARLY 3 MILLION CARLOADS IN 2005, CSX IS ONE OF THE LARGEST HAULERS OF MERCHANDISE SHIPMENTS.



Serving producers, manufacturers, consumers and global shippers throughout the economically diverse eastern United States, CSX:

- *Leads the North American rail industry in phosphate and fertilizer volume.*
- *Is the second-leading carrier of forest products and is also number two in chemical volume and revenue among North American railroads.*
- *Serves 400 grain elevators, 100 feed mills and 15 grain processing facilities in the Midwest and Southeast.*

In addition to routes throughout the populous Northeast and the growing Southeast, CSX's position as a vital link in the national supply chain is reinforced through the more than 70 ports it serves on the Atlantic Ocean, Gulf of Mexico, Mississippi River system, Great Lakes and the St. Lawrence Seaway.

2005 Merchandise Volume
(% of Carloads)


18%
15%
15%
13%
12%
9%
18%

18% Chemicals
18% Emerging Markets
15% Phosphates & Fertilizers
15% Forest Products
13% Metals
12% Agricultural Products
9% Food & Consumer

Merchandise Top Ten
(Customers listed in alphabetical order)

Archer Daniels Midland
AK Steel
Cargill
DOW Chemical
Georgia Pacific
International Paper
Mosaic
Nucor Steel
Smurfit-Stone Container
Weyerhaeuser

Carloads
(in thousands)


2,889
2,987
2,888
2003
2004
2005

Revenue Per Car


$1,279
$1,337
$1,464
2003
2004
2005

Revenue
($ in millions)


$3,694
$3,995
$4,228
2003
2004
2005

23

Chemicals


18%
% of Merchandise Carloads


Top Origination Points
CSX Rail Network

CSX is the second leading provider of chemical transportation services among all North American railroads, shipping approximately 533,000 carloads of chemical commodities annually. During 2005, high energy and feedstock costs, inventory draw-downs and Hurricanes Katrina and Rita all contributed to reduced volumes. Those reductions were offset by yield management efforts. Overall, during 2005 the company's chemicals unit generated more than $1 billion in revenue, or approximately 13% of CSX's total revenue and 7% of total carloads.

CSX serves more than 800 producers and receivers of chemical products, delivering raw materials and finished products to industrial consumers throughout the eastern United States. The company ships a wide range of chemical products, from plastics and plastics feedstocks, petrochemicals and liquefied petroleum gases, to specialty chemicals and glass manufacturing products.

While the growing Southeast is the cornerstone of CSX's chemical network, through connections with western railroads CSX is able to provide service from the major chemical-producing and petroleum-processing areas in Texas and Louisiana to consuming markets in the East.

24

CSX SERVES MORE THAN 800 PRODUCERS AND RECEIVERS OF CHEMICALS PRODUCTS, DELIVERING RAW MATERIALS AND FINISHED PRODUCTS TO INDUSTRIAL CONSUMERS THROUGHOUT THE EASTERN UNITED STATES.



Market highlights include:

- *The continued expansion of the polyethylene terephthalate (PET) resin market in the Southeast, which is driven by demand for plastic bottles and containers. CSX leads all North American railroads in the PET market, one of the fastest growing manufacturing segments in the country, increasing 7% to 10% a year.*

- *Access to the large base of chemical and petroleum manufacturers in the heavily populated, industrialized Northeast and Mid-Atlantic regions. Other chemical production regions served by CSX include the Ohio River area; Niagara Falls, N.Y.; Sarnia, Ontario; and the northern New Jersey refinery complexes.*

- *The CSX system reaches nearly 100 glass manufacturing plants, plastic pellet manufacturing plants and refineries, and more than 500 receivers of plastic pellets.*

In addition, the company provides the most comprehensive access to bulk transloading sites in North America through its TRANSFLO subsidiary. TRANSFLO allows chemical shippers to leverage the economics and productivity of bulk rail loadings and still reach customers that are not rail-served or lack volume to justify rail carloads.

Outlook

Despite the high price of natural gas and crude oil feedstocks, U.S. chemical manufacturing should remain stable over the next several years. CSX expects moderate volume growth in its chemicals unit over the near term, contingent upon continued strength in U.S. manufacturing activity. Most volume growth will come from the company's plastics and plastics feedstock segments. Expansions by eastern-based PET plastic resin producers are projected to increase CSX's carload volumes by approximately 25,000 over the next five years. Volumes associated with CSX's more mature chemicals markets, including petroleum products and inorganic acids, should remain relatively stable. Overall, the company expects strong revenue growth in its chemicals unit as a result of continued yield management efforts.

Legislation and regulation relating to security issues that affect the transportation industry, including rules and regulations pertaining to the transportation of hazardous materials, are being considered and, in some instances, adopted by federal, state and local regulatory agencies. These actions are likely to affect operations and may affect the overall outlook in this area.

Concern also exists for long-term growth as domestic capital investment in new chemical plants has declined substantially and foreign investments have grown in the Middle East, China and Southeast Asia. However, with access to nearly every major port along the Atlantic and Gulf Coasts and access to every major consumption market in the East, CSX is strategically positioned to accommodate imports from these regions.

Carloads
(In thousands)


541
564
533
2003
2004
2005

Revenue Per Car


$1,828
$1,895
$2,043
2003
2004
2005

Revenue
($ in millions)


$989
$1,069
$1,089
2003
2004
2005

25

Emerging Markets


18%
% of Merchandise Carloads


Top Origination Points
Aggregates
Lime
Cement
Waste
Machinery
CSX Rail Network

The Emerging Markets Unit targets high-growth business opportunities and capitalizes on them by developing rail-based service solutions that maximize profitability, expansion and efficiency.

Transporting more than 500,000 carloads annually, emerging markets had revenue of $513 million in 2005. While some market segments grew due to increased demand in the populous Northeast and rapidly expanding Southeast, these gains were partially offset by fewer military shipments.

CSX should remain well positioned to secure additional rail business as the volume of global trade increases. The growing demand for bulk transfers, distribution and warehouse facilities continues to result in more opportunities.

Additionally, growth continues within this unit, particularly in specialized markets such as aggregates, processed materials, waste and machinery.

- *The aggregate market has never been stronger. In 2005, CSX delivered 275,000 carloads of crushed stone, sand, and gravel needed to produce quality concrete and asphalt. For example, Florida alone consumed over 100 million tons of aggregate products. CSX has realized significant growth in recent years in this market.*

26

Transporting more than 500,000 carloads annually, emerging markets had revenue of $513 million in 2005.

- *The processed materials market experienced a decline in cement shipments but increased demand for fly ash, slag and lime in 2005. The CSX network serves numerous lime plants and connects producers with the largest power plants, steel mills, mining operations, and water treatment facilities.*

- *Total waste revenues increased significantly in 2005. Municipal and construction waste revenue grew 16% as traditional truck disposal remained more expensive. CSX handles shipments from a variety of customers, including steel, automotive, paper and chemicals, as well as waste hauling companies, environmental service firms, prime contractors and municipalities.*

- *There is a significant amount of heavy equipment and machinery that moves by rail. CSXT transports agricultural, construction, military and power generation equipment, offering a cost-effective alternative to trucks.*

The emerging markets organization also includes CSX de Mexico, TRANSFLO, and the company's new Business Development, international Sales and Marketing, and Regional Development groups, which support the various CSX business units.

- *CSX de Mexico, a wholly owned corporate subsidiary, sells to accounts shipping or receiving commodities cross-border, and works extensively with the rail carriers providing direct service into Mexico.*

- *TRANSFLO manages a vast network of bulk transfer terminals and warehouses throughout North America to facilitate more rail shipments for CSX.*

- *New Business Development prospects and cultivates traffic opportunities from smaller and medium-size customers.*

- *International Sales and Marketing works with numerous global manufacturing companies, steamship lines, freight forwarders, and port officials to capitalize on the railroad's access to more than 70 ports.*

- *Finally, the Regional Development group leads the effort to attract new industries and encourage existing facility expansion on CSX lines. It also manages the relationship with more than 200 shortline and regional railroads.*

Outlook

The passage of the Federal Highway and Transit bill continues to increase demand for construction materials. Ongoing cement shortages are increasing demand for processed materials as alternatives. Waste removal in the Northeast will continue to require transportation services. These market trends will continue to result in greater rail demand.

Carloads
(In thousands)



476
506
505
2003
2004
2005

Revenue Per Car



$989
$996
$1,016
2003
2004
2005

Revenue
($ in millions)



$471
$504
$513
2003
2004
2005

27

15% PHOSPHATES & FERTILIZERS % of Merchandise Carloads With exclusive operations in one of the This market includes the three primary world’s largest phosphate reserves, CSX crop nutrients (nitrogen, phosphates and leads the rail industry in phosphate and potash), and molten sulphur, which is used fertilizer volume, filling a critical role in in the processing of phosphate rock. global agricultural markets. CSX’s strengths in the phosphate CSX’s extensive rail network serves five and fertilizer market include: mines and eight processing plants in Central Florida’s 1,977-square-mile Bone Valley, the • Service to six Tampa Bay port facilities, heart of Florida’s phosphate-mining area, providing water access for exports and as well as six port facilities. trans-Gulf shipments. In 2005 phosphate and fertilizer revenues • The CSX Rockport facility at the Port of totaled $351 million, or approximately 4% of Tampa, which has 100,000 tons of storage CSX’s total revenue and 6% of total carloads. capacity, handling more than 2 million Revenue increased 3% year-over-year. tons of exports a year. About 80% of the phosphate used • An extensive network of rail services domestically, and 25% used around the with shuttle train operations that move world, originates in Florida. Exporting phosphate rock and finished product from its own Tampa Bay terminal to global quickly and efficiently among mines, destinations, CSX also dispatches unit trains processing plants and ports. of processed phosphates and fertilizers to • Dock-to-dock transit times that are Midwestern and Canadian farm belts via measured in hours, with much of the the Chicago gateway. equipment turning within 36 hours. More than 66% of CSX’s phosphate and fertilizer revenue comes from domestic shipments. Nearly 34% is from imports and exports, primarily to China, India and Australia. 28

With exclusive operations in one of the world's largest phosphate reserves, CSX leads the rail industry in phosphate and fertilizer volume, filling a critical role in global agricultural markets.

Beyond its extensive phosphate and fertilizer segment in Central Florida, CSX also serves many other important crop nutrient producers and consumers through its network and alliances with other carriers. Working with the western U.S. carriers primarily through the company's Chicago gateway, CSX delivers substantial and growing phosphate shipments to points in Illinois, Wisconsin, Minnesota, Iowa, and the Dakotas.

Alliances with the major Canadian carriers provide access to points in western and eastern Canada. This same network provides access for potash and sulphur, primarily from Canada through the Chicago gateway, to CSX destinations.

Outlook

Consumer food demand represents the primary driver in the phosphate and fertilizer market. As population growth places more demand on food supplies, farmers need additional nutrient supplies to enhance crop yields. Fertilizer demand will increase as farmers look to boost corn production for ethanol-based fuels.

Over the near term, CSX expects significant volume declines on short-haul Bone Valley rock and port moves driven by four recent plant closures in the Valley.

Oversupply of phosphate in the world market has created competitive challenges in the marketplace for domestic producers. While near-term low revenue-per-car volume declines will be significant, CSX expects only moderate losses in revenue as it will see strength in longer haul domestic shipments of fertilizer.

In addition, yield management efforts, coupled with tight barge and truck supply, will further strengthen margin position.

Long-term, CSX expects its fertilizer shipment revenue and volume to stabilize, driven by an emphasis on efficient unit train distribution and access to consuming regions of the Midwest.


Carloads
(In thousands)
460
471
444
2003
2004
2005


Revenue Per Car
$715
$724
$791
2003
2004
2005


Revenue
($ in millions)
$329
$341
$351
2003
2004
2005

29

Forest Products



15%
% of Merchandise Carloads



Packaging Paper Mills
Printing Paper Mills/Originations
CSX Rail Network

CSX serves over 90 pulp and paper mills, 50 lumber mills, 40 building materials mills, and 30 panel mills, reaching every segment of the eastern forest products market from Michigan to Florida. This extensive network, along with historic synergy with suppliers and consumers, makes CSX the second-leading carrier of forest products in North America. CSX also serves more paper mills than any other U.S. railroad.

In 2005, forest products represented more than 8% of CSX's total revenue, with forest products revenue reaching $717 million, a 5% gain over 2004, reflecting strong yields in the segment.

The forest products segment draws its strength from several sources:

- *Long-term, sustainable growth from an increasing population in CSX markets.*
- *Consistent demand for domestically produced printing and packaging materials.*
- *Northeast and growing Southeast consumption of lumber and panel products essential to the expanding home-construction market.*

30

In 2005, forest products represented more than 8% of CSX's total revenue, with forest products revenue reaching $717 million, a 5% gain over 2004.



CSX's system feeds the major population centers east of the Mississippi, allowing the company to serve both origins and destinations for paper and lumber in Florida, Georgia, Alabama, the Carolinas, West Virginia, and the Chicago-New York corridor. CSX has secured long-term, mutually beneficial relationships with major paper producers and building products receivers on CSX lines, providing a valuable transportation option so that construction and paper products easily reach major retail outlets. CSX also connects with numerous printing facilities, box plants and distribution centers for major home improvement retail outlets.

Additionally, through alliances with other carriers, CSX carries shipments of lumber and panel loads originating in eastern and western Canada and pulp and paper originating in Wisconsin, New England and eastern Canada. Interchanging with western carriers, CSX ships pulp and paper products to western destinations, including California.

Outlook

Short-term, U.S. housing starts are declining as interest rates rise and demand subsides, which may affect the need for lumber. Long-term, housing demand, especially in the Southeast, remains strong.

Newsprint consumption continues to fall and printing paper output is slowing as growth in electronic media impacts both markets.

Yield management efforts will slow overall carload growth in the market but will lead to a more favorable long-term mix of traffic.

The increasing stress on the trucking industry, which faces congested interstates, driver shortages and rising insurance and fuel costs, creates an opportunity for CSX to expand in this market.


Carloads
(In thousands)
459
465
439
2003
2004
2005


Revenue Per Car
$1,355
$1,465
$1,633
2003
2004
2005


Revenue
($ in millions)
$622
$681
$717
2003
2004
2005

31

M E T A L S 13% % of Merchandise Carloads Metals generate almost 7% of CSX’s revenue. In 2005, metals revenue reached a record $570 million, representing revenue growth of nearly 12% on reduced volume compared to 2004. Fueled by heavy demand for steel at home and abroad, CSX serves more than 800 metals customers and reaches more metal-producing eastern U.S. states than any other carrier. The CSX metals unit is comprised of seven key market segments: ferrous scrap, sheet steel, semi-finished, plate, pipe, bar-rod-structural and non-ferrous products. Ferrous scrap and sheet steel are the two primary segments, accounting for 63% of the metals revenue base. With one of the most modern and safe metals car fleets in the industry, CSX transports: • More ferrous scrap than any other transportation provider in North America. • Sheet steel from all the major producers to processing facilities and key end-use Steel Facilities markets, including steel warehouses serving CSX Rail Network the automotive and appliance industries. • Millions of tons of bar, coiled rod and structural steel annually to support the booming construction industry. • Hundreds of thousands of tons per year of alumina, ferro-alloy and other raw materials to aluminum and steel producers. 32

> **FUELED BY HEAVY DEMAND FOR STEEL AT HOME AND ABROAD, CSX SERVES MORE THAN 800 METALS CUSTOMERS AND REACHES MORE METAL-PRODUCING EASTERN U.S. STATES THAN ANY OTHER CARRIER.**

CSX also provides specialized services like MetalNet, through which the company establishes business relationships with a network of metals warehouses that allows rail service to non-rail served customers.

While the majority of metals shipments is domestically produced, the market is becoming more global, in turn generating more import and export traffic opportunities. China's need for steel, for example, is creating unprecedented scrap demand, which is being filled through U.S. sources. This requires U.S. mills to draw on scrap supply from inland sources, which in turn allows for substantial long-haul opportunities for CSX. Additionally, CSX de Mexico and CSXT's International and Ports group offer multifaceted solutions to further capture the expanding global opportunities.

Outlook

Overall steel demand remains strong domestically and globally. Consolidations will continue to add greater stability and discipline to the market. Domestic steel supply is moving towards balancing with demand. Steel product prices are less volatile but continue to feel upward price pressure as mills move to recover increasing costs. Strong demand from the construction, energy and auto end-use markets will continue to drive high levels of steel production.

In addition, Asian steel output and demand are expected to remain strong, with India also seeing greater steel demand going forward. Imports of steel to the U.S. are expected to increase but will only fill unmet demand and not compete for significant domestic market share gains.

The steel market has been enjoying significant success on both the demand and pricing fronts. Growth in both the flat and long product segments is expected to continue over the short-term but the pace of this growth is expected to ease as interest rates rise and the economy slows.

Carloads
(In thousands)


348
380
361
2003
2004
2005

Revenue Per Car


$1,250
$1,345
$1,579
2003
2004
2005

Revenue
($ in millions)


$435
$511
$570
2003
2004
2005

33

CSXT
248667

Agricultural Products


% of Merchandise Carloads
12%




Grain Receivers
Grain Origination Areas
CSX Rail Network

In 2005, agricultural products represented approximately 6%, or $550 million, of CSX's total revenue. Slight volume growth in 2005 reflected gains in ethanol, feed grains, soybeans, and export shipments. These gains were partially offset by volume declines in wheat, sweeteners and flour. Revenues grew more than 7% based on the strength of ethanol shipments transported to the Northeast and export grain shipments. Improved yield management strategies in soybeans and feed ingredients also contributed to revenue growth.

Domestic shipments comprise the majority of CSX's agricultural traffic. Export traffic is a small amount of the company's business, representing less than 3% of total agricultural revenue.

Within the agricultural products group are two distinct market segments: whole grains, such as corn, soybeans and wheat; and processed grain products, such as feed ingredients, flour, edible oils, corn sweeteners and ethanol.

Of the two market segments, the largest is grain, which delivers corn and other feed to livestock producers, and whole grains to processors. Transporting more than 18 million tons of grain annually, CSX serves over 400 grain elevators in the Midwest and supplies more than half the feed demand to the livestock industry in the Southeast.

34

ETHANOL IS GROWING SIGNIFICANTLY AS THE 2005 ENERGY BILL CONTINUES TO ENCOURAGE BOTH PRODUCTION AND CONSUMPTION OF THIS ENVIRONMENTALLY FRIENDLY, GASOLINE-SAVING FUEL ADDITIVE.



In the processed grain products segment, ethanol is growing significantly as the 2005 energy bill continues to encourage both production and consumption of this environmentally friendly, gasoline-saving fuel additive.

In addition to having the industry's most extensive rail network east of the Mississippi River, CSX offers particular strengths to the agricultural market, including:

- *Service to grain elevators throughout the midwestern U.S., primarily in Indiana, Ohio and Michigan, for storing and loading.*
- *Service to over 100 feed mills in the Southeast.*
- *Access to more than 15 grain processing facilities, as well as a number of bakeries and soft drink production facilities throughout the eastern U.S.*

Outlook

The agricultural segment is expected to strengthen steadily over the next three years as consumption markets, driven by U.S. population growth, increase moderately each year.

CSX's network of grain elevators in the Midwest and feed mills in the Southeast provides a solid foundation for enhancing the company's vital role in the agricultural industry.

Growth markets for CSX within the agricultural segment include feed grains that are driven by new and expanded feed mills on CSX routes.

A secondary and very promising emerging market is ethanol, which is expected to create more demand for rail transport in coming years as interest continues in this alternative fuel.

Carloads
(In thousands)


363
356
357
2003
2004
2005

Revenue Per Car


$1,369
$1,438
$1,541
2003
2004
2005

Revenue
($ in millions)


$497
$512
$550
2003
2004
2005

35

Food & Consumer


% of Merchandise Carloads
9%

In 2005, food and consumer shipments totaled $438 million, or approximately 5% of CSX revenue. CSX transports the food, beverages, building products and appliances that end up in local grocery stores, fast food establishments and other retail destinations across the nation.

Food and consumer revenue for 2005 was up more than 16% over 2004 on approximately 2% higher volume. The 249,000 annual carloads in 2005 were predominantly domestic shipments, with a growing volume of consumer goods originating in Mexico. Additionally, a new cross-country unit train of perishables will be launched in 2006, targeting a segment of produce shippers and receivers not served by rail today.

The key market segments of the food and consumer unit are refrigerated and packaged foods, beverages, manufactured products, building products, transportation equipment and clay and ores. CSX is well positioned to serve the growing demand, in some cases in partnerships with other transportation companies:

- *Numerous processing plants that produce food and beverage products, building products, appliances and other consumer products are located directly on CSX lines. For example, the Tropicana juice train hauls fresh, refrigerated orange juice from Central Florida directly into the New York metropolitan area, Cincinnati, and southern California.*
- *CSX serves a large network of public warehouses that customers use to transfer products to their final destinations by truck.*
- *Through relationships with other railroads, CSX provides cross-country delivery of perishables, canned goods and beverages.*
- *CSX links beverage producers and appliance manufacturers in Mexico with eastern U.S. markets through interline rail connections.*

36

CSX TRANSPORTS THE FOOD, BEVERAGES, BUILDING PRODUCTS AND APPLIANCES THAT END UP IN LOCAL GROCERY STORES, FAST FOOD ESTABLISHMENTS AND OTHER RETAIL DESTINATIONS ACROSS THE NATION.



Demand for building products in the Southeast, resulting from population growth and hurricane recovery, helped drive the food and consumer unit in 2005. Yield management success, value pricing and the increased demand due to demographic growth, especially in the Southeast, continue to contribute to the strong food and consumer market.

Outlook

CSX's innovative service offerings will continue to support conversion of traffic from the highway to rail. Continued slow and steady growth, with further emphasis on yield management, is expected. Transportation equipment deliveries will continue strong. Food and beverage markets will consolidate, spurring rail traffic growth between food processors and distributors, with a continued emphasis on the forward positioning of products, and inventory management.

Long-term, housing demand remains strong – most notably in the Southeast – and this regional outlook is favorable. This is positive for building products and appliance shipments.

With the nation's interstate trucking system strained and the demand for freight transport increasing, CSX customers are increasingly aware that shipping by rail can be an important part of their overall transportation strategy.


Carloads
(In thousands)
242
245
249
2003
2004
2005


Revenue Per Car
$1,450
$1,539
$1,759
2003
2004
2005


Revenue
($ in millions)
$351
$377
$438
2003
2004
2005

37

IN T E R M O D A L CSX Intermodal (CSXI), one of the nation’s largest coast-to-coast intermodal transportation providers, offers customers the value of rail combined with the advantages of trucking through a network of more than 40 terminals across North America and more than 500 dedicated intermodal trains a week. Intermodal transports mainly manufactured consumer goods in containers, and is a competitive alternative to long- and medium-haul trucking. In 2005, CSXI focused on improved performance and profitability to increase shareholder value and improve customer service. Demand from a strong industrial economy generated intermodal revenues of nearly $1.4 billion in 2005 for CSX, representing 16% of the company’s total revenue. CSXI handled nearly 2.2 million containers and trailers in 2005. Domestic shipments accounted for 41% of its 2005 volume. International traffic accounted for nearly 59% of Intermodal’s total volume and nearly 37% of its total revenue in 2005. 2005 Intermodal Volume Density Low Med High 38

CSXI's extensive network of intermodal terminals gives the company a competitive presence in major metropolitan markets nationwide.

CSXI's 2005 initiatives have increased profitability, driven by improvements in productivity, asset utilization and safety. Service lanes with low volumes or high operating ratios were eliminated and assets were redeployed to higher margin corridors. Gateway exchanges were simplified to facilitate consistent connections with western railroads. Intermodal reduced terminal dwell for private equipment and championed a chassis management initiative which combined to improve asset management and terminal throughput.

CSXI's extensive network of intermodal terminals gives the company a competitive presence in major metropolitan markets nationwide. The company is well positioned to accommodate growing demand for intermodal transportation services through:

- *Unparalleled, nonstop long-haul service along the I-90 corridor between Chicago and New York/New England, the southeastern corridor between Chicago and Florida, and the I-95 corridor between New York/New England and Florida.*
- *Direct access to all major container ports on the Atlantic and Gulf Coasts.*
- *Direct routes from the Pacific Coast, through alliances with western carriers, to the population centers of the Northeast and the growing cities of the Southeast.*

Units
(in thousands)


2,230
2,306
2,165
2003
2004
2005

Revenue Per Unit


$567
$584
$629
2003
2004
2005

Revenue
($ in millions)


$1,264
$1,346
$1,362
2003
2004
2005

2005 Intermodal Volume
(% of Carloads)


41%
59%

41% Domestic
59% International

39

IN T E R M O D A L C O N T I N U E D Intermodal Facilities Intermodal Network 40

In addition, with constraints on the domestic Outlook Intermodal Top Ten trucking industry, the intermodal alternative The intermodal industry is expected to grow (Customers listed in alphabetical order) is becoming more attractive for long-haul approximately 17% over the next three years, Alliance Shipper movements. Major truckload carriers are driven largely by the growth in domestic APL Stack Train Services increasingly diverting their constrained consumption and a double-digit increase Evergreen Marine driver supply to cover short-haul pickups in imports to meet the higher demand. GST Corporation and deliveries, relying on railroads to service Hub Group the long-haul portion of the route. After several months of refocusing its service Mark VII Transportation portfolio on profitable market segments, Matson Intermodal Meanwhile, growth in import traffic CSXI is focused on profitable growth through Mediterranean Shipping and larger container ships have increased service improvements and strategic capacity Mitsui Osk Lines international traffic moving from ports to investments in key regions. The business has United Parcel Service inland CSXI terminals. approximately 35% of its intermodal train capacity available and is operating at 90% service levels in all three major corridors —both key enablers of growth. CSXI is targeting new international import traffic, improving its connections with western railroads in the Southeast, and securing business with large trucking companies who are increasingly expanding their business models to include intermodal shipments. Terminal productivity initiatives, asset management programs and train utilization measures are also enhancing CSXI’s ability to meet market needs and grow profitably. 41

I N V E S T I N G I N O U R A S S E T S Capacity Expansion In August 2005, CSX announced expansion projects to capitalize on the strong demand for transportation services, improve day-today efficiency and position the company for future growth. After investing an average $977 million per year in Surface Transportation improvements since 2000, CSX has budgeted approximately $1.4 billion for capital improvement in 2006*. A portion of this money will be used for specific infrastructure projects to improve capacity, including: • Approximately 60 projects over two years to expand capacity at strategic points between Chicago and Jacksonville. • Enhancements in the St. Louis gateway and connecting sites. This investment will help CSX satisfy the demand of its utility customers for western coal and facilitate merchandise, intermodal and auto traffic to growing cities in the Southeast. Strategic Network Investments *Excludes infrastructure costs incurred by Hurricane Katrina. 42

CSX IS COMMITTED TO STRENGTHENING ITS TRANSPORTATION NETWORK FOR THE FUTURE BY MAKING STRATEGIC INFRASTRUCTURE INVESTMENTS TO ACCOMMODATE SAFE, EFFICIENT AND RELIABLE TRAIN OPERATIONS.



- *Additional sidings on the River Line between Albany and New York to increase long-term capacity for the I-90 corridor, a primary route for imports moving across the country, as well as intermodal and auto traffic through Chicago and New York.*

- *Scheduled for completion by 2007, these projects will enable CSX to operate at a capacity level capable of handling 2008 commercial projections, and position the company to capture the benefits of an evolving transportation marketplace. Additionally, CSX will undertake other capital projects as needed as the company builds to meet future demand.*

With U.S. consumption increasing and with more of that consumption being met by imports, supply chains are extending, and the long-haul nature of transportation requirements tend to be more beneficial to railroads – providing the industry both an opportunity for growth and a need for investment to support that growth.

CSX is committed to strengthening its transportation network for the future by making strategic infrastructure investments to accommodate safe, efficient and reliable train operations.

Surface Transportation Capital Spending
($ in millions)


$983
$960
$1,055**
$1,420**
2003 2004 2005 2006

2006 Surface Transportation Capital Expenditures


6%
8%
14%
54%
18%

54% Infrastructure
18% New Capacity
14% Locomotives
8% Freight Cars
6% Technology

$1,420 Total Capital Expenditure

**2005 and 2006 exclude $99 million and $138 million respectively relating to capital spending resulting from the impact of Hurricane Katrina. The company expects insurance proceeds to cover costs, less the insurance deductible. However, no payments are guaranteed until cash is received.

43

Investing in Our Assets
Continued

FREIGHT RAILCAR FLEET *	NUMBER OF CARS
Flat Cars	6,744
Boxcars	15,977
Covered Hoppers	16,500
Open-top Hoppers	19,653
Gondolas	30,244
Multi-levels	12,748
Other	1,448
TOTAL	**103,314**

*As of Dec. 30, 2005



Gondolas



Open-top Hoppers



Covered Hoppers



Boxcars



Multi-level



Center Beam



Flatcars

Freight Car Fleet

To help the company provide on-time and safe delivery for its customers, CSXT will spend more than $108 million on its freight car fleet in 2006.

The average daily fleet of cars-on-line consists of approximately 233,000 CSXT owned and leased cars; more than 118,000 cars that are privately owned by shippers; and more than 43,000 foreign (other railroad marked) cars. Daily interchange with other rail carriers consists of tens of thousands of cars to and from CSXT for transport to final destinations.

On any given day, about 228,000 freight cars occupy CSXT's rail network, delivering more than 7 million carloads of products and raw materials annually. Intermodal represents nearly 2.2 million loads while the remaining nearly 5.2 million carloads are handled in CSXT's merchandise, coal and auto networks.

Freight Cars


106,869
104,714
103,314
2003
2004
2005

CSX provides specialized equipment to deliver merchandise and raw materials from the source to distributors or end users:

- *Open-top hoppers represent 19% of CSXT's fleet, with 19,653 cars. These freight cars serve primarily the coal, coke and iron ore markets and also aggregates and other bulk commodities.*
- *Covered hoppers, totaling 16,500 cars, or 16% of the CSXT fleet, are segregated based upon commodity density. Lighter bulk commodities use larger cubic capacity "jumbo covered hoppers" for grain, fertilizers, flour, clay and lime. Heavier commodities like cement, ground limestone and glass sand are shipped in "small cube covered hoppers."*
- *Gondolas make up the bulk of the CSXT fleet at 29% and primarily support the metals markets. Some gondolas are equipped with special hoods for protecting products like coil and sheet steel.*
- *Boxcars account for nearly 16% of the CSXT fleet and include a variety of tonnages, sizes, door configurations and heights to accommodate a wide range of finished products, including paper, auto parts, appliances and building materials. Insulated boxcars deliver food products, canned goods, beer and wine.*

44

BETTER LOCOMOTIVE MANAGEMENT HELPS THE COMPANY MOVE FREIGHT MORE EFFICIENTLY, WHILE CONTINUED INVESTMENT IN THE COMPANY'S POWER SOURCE MEANS CSX IS OPERATING MORE LOCOMOTIVES BETTER THAN EVER.

- *Flatcars are used to transport bulk and finished goods, such as lumber, pipe, plywood, drywall and pulpwood.*

- *Multi-level railcars handle finished automobiles and are differentiated by the number of levels: bi-levels for large vehicles such as pickup trucks and SUV's; tri-levels for sedans and smaller automobiles. CSXT controls 12,748 units, two-thirds of which are bi-levels.*

- *Other cars on the network include: center beam cars for transporting lumber and building products, flatcars for shipping intermodal containers and trailers, and bulk and finished goods, such as lumber, pipe, plywood, drywall, and pulpwood.*

Locomotives

CSX operates more than 3,790 total locomotives, owned or leased long term, including 1,226 yard and local service locomotives, and 189 auxiliary units (used to provide extra traction for heavy trains in hilly terrain).

CSX focuses on maximum use of its fleet and prudent investment in new units to drive the company's Surface Transportation system.

Better locomotive management helps the company move freight more efficiently, while continued investment in the company's power source means CSX is operating more locomotives better than ever.

The fleet again will expand by 100 high-horsepower units in 2006, in addition to approximately 100 locomotives added in 2005. These newer locomotives meet the Clean Air Act's emission standards and offer more fuel efficiency, and greater reliability than earlier models.

Locomotives


3,616
3,708
3,790
2003
2004
2005

LOCOMOTIVES*

Road Freight	2,375
Yard and Local	1,226
Auxiliary	189
TOTAL	3,790

CSX ROAD FREIGHT LOCOMOTIVE FLEET PROFILE*

CLASS	*BUILDER*	*HP*	*UNITS*
B40-8	*GE*	*4,000*	32
C40-8	*GE*	*4,000*	156
CW40-8	*GE*	*4,000*	375
CW44-9	*GE*	*4,380*	52
CW44AC	*GE*	*4,400*	593
CW60AC	*GE*	*6,000*	117
GP60	*EMD*	*3,800*	3
SD40-2	*EMD*	*3,000*	402
SD50	*EMD*	*3,500*	177
SD60	*EMD*	*3,800*	25
SD60I	*EMD*	*3,800*	34
SD60M	*EMD*	*3,800*	31
SD70AC	*EMD*	*4,300*	220
SD70AE	*EMD*	*4,320*	20
SD70M	*EMD*	*4,000*	25
SD80AC	*EMD*	*5,000*	13
ES44DC	*GE*	*4,400*	100
TOTAL			2,375

*As of Dec. 30, 2005

45

Investing in Our Assets
Continued

The CSX Workforce – People Make The Difference

At CSX's foundation are 34,000 employees working to deliver consistent, continuous improvement for shareholders and customers. By living the company's core values, employees of CSX Corporation and its subsidiaries strive to safely and consistently meet the company's goals.

With rail industry projections pointing to the need for thousands of new employees over the next few years, CSX will hire approximately 3,500 employees in 2006.

CSX continually focuses on improving the productivity and efficiency of its workforce. The CSX Transportation Railroad Education and Development Institute (REDI), a consolidated training center in Atlanta, Ga., for frontline employees, celebrated its first year of service in 2005, training more than 3,400 new and current CSX employees.

The facility provides students with the technical background and the safety awareness necessary for a successful railroad career. Safety has improved significantly among employees with less than two years of service since the opening of the REDI.

CSX provides other opportunities for professional growth throughout an employee's career, enabling advancement and providing for increased skills. Training is provided through up-to-date technology and a selection of comprehensive programs. Among these programs are business ethics courses, desktop office skills and safety instruction. Additionally, a tuition reimbursement program allows employees to finish degrees or obtain graduate degrees. CSX's training and hiring practices are competitive in the industry and ensure a strong workforce with the skills and talents necessary to provide value for the company's shareholders and customers.

46

At CSX, people are the difference. CSX relies on the specialized skills, backgrounds and perspectives of all its employees.



Diversity at CSX

CSX's goal of developing and sustaining a strong, diverse organization is essential to achieving business objectives. Being competitive in a changing marketplace means creating an environment that attracts, develops and retains excellent employees. At CSX, people are the difference. CSX relies on the specialized skills, backgrounds and perspectives of all its employees.

CSX has made significant progress in its diversity initiatives, doubling the percentage of women and minorities hired since 2002.

Through recruitment and hiring at colleges across the country, including a diversity scholarship program, CSX is pursuing its goal to attract a highly skilled and varied workforce. Additionally, diversity training and educational activities enable existing employees to excel in an increasingly changing workplace.

Corporate Citizenship

CSX Corporation and its employees are deeply committed to working with and assisting the communities through which the company's trains operate.

As good neighbors, CSX supports the efforts of its many employee-volunteers who contribute time and talent to local organizations through donations of goods and with financial support. At the same time, the company supports a wide variety of regional and national organizations dedicated to improving the well-being of our nation's citizens. The company's goal is to make life better in the communities it serves and to contribute funds at the grassroots level, targeted at local needs.

Union Negotiations

As a member of the National Carriers Conference Committee (NCCC), CSXT participates in national negotiations with 13 rail unions. The NCCC represents Class I railroads, including CSXT, in these national negotiations. CSXT works with unions to operate its transportation services in the most efficient and safe manner possible while providing employees with excellent pay and benefits.

RAIL UNIONS PARTICIPATING IN NATIONAL NEGOTIATIONS

American Train Dispatchers Association (ATDA)

Brotherhood of Locomotive Engineers and Trainmen (BLET)

Brotherhood of Maintenance of Way Employees (BMWE)

Brotherhood of Railway Signalmen (BRS)

Brotherhood of Railway Carmen (BRC)

International Association of Machinists and Aerospace Workers (IAMAW)

International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers & Helpers (IBB)

International Brotherhood of Electrical Workers (IBEW)

National Conference of Firemen & Oilers (NCFO)

Sheet Metal Workers International Association (SMWIA)

Transportation Communications International Union (TCU)

UTU Yardmaster Department (UTU-YM)

United Transportation Union (UTU)

47

Corporate Governance

CSX and its Board of Directors are committed to sound corporate governance principles and practices that facilitate meeting fiduciary duties to shareholders. Management regularly reviews these principles and practices, and, with oversight from the Governance Committee of the Board, ensures that all CSX entities maintain high standards of corporate governance at all times. As evidence of this, Institutional Shareholder Services (ISS), an independent provider of proxy voting and corporate governance services, recently reported that in 2005, CSX outperformed 89.9% of the companies in the S&P 500, and 97.8% of the companies in the transportation industry in corporate governance practices.

Board of Directors

CSX's Board is comprised of a diverse group of 10 individuals with a broad range of professional experience. Each Board committee operates under a written charter and committee chairs and memberships rotate on a regular basis.

The full Board normally meets six times per year, and each committee meets at least four times per year. The Audit, Compensation and Governance committees generally meet more often.

The Board annually evaluates the performance of each of its directors and his or her independence. In conducting this review, the Board solicits input from all directors and, as appropriate, from management. Each standing Board committee also conducts an annual evaluation of its own performance.

The Board's Audit, Compensation and Governance committees are made up entirely of independent directors. CSX Chairman and CEO Michael Ward is the company's only non-independent director.

Principles of Corporate Governance

The Board has adopted Corporate Governance Guidelines that reflect the high standards that those who deal with the company – employees, investors, customers, vendors, communities and regulators – can expect from CSX. These guidelines include the establishment of qualification criteria for director candidates and the authority of each Board committee to retain outside, independent advisors and consultants when appropriate. In addition, the Board recently adopted a director resignation policy that applies when a director candidate receives more "withheld" votes than "for" votes in an uncontested election.

48

Code of Ethics • CSX has provided training on the The CSX Code of Ethics applies to all company’s Code of Ethics to all officers, directors and employees of the non-contract employees. Part of the corporation and its subsidiaries. The code training includes a test that validates covers such matters as conflicts of interest, their understanding of the materials. insider trading, misuse of confidential information, compliance with laws and • CSX has maintained effective internal protection and proper use of corporate control over financial reporting relating assets. Directors, executives and employees to Section 404 of the Sarbanes-Oxley Act, are expected to comply fully with the which requires companies to document Code of Ethics and report any violations. and test their internal controls. Compliance and CSX’s Board committee charters, Corporate Reporting Mechanisms Governance Guidelines and Code of Ethics As required by the Sarbanes-Oxley Act of are available at www.csx.com. 2002, CSX has improved identification and reporting mechanisms to help CSX prevent or detect inappropriate behavior. • CSX maintains an ethics hotline that operates around the clock. Employees, contractors and customers are encouraged to report any issues or suspected violations. All calls will be investigated and if warranted, concerns are escalated to the Audit Committee of the Board of Directors. 49

Board of Directors & Officers

Board of Directors

Elizabeth E. Bailey
John C. Hower Professor of Business and Public Policy, The Wharton School, University of Pennsylvania
Philadelphia, Penn.
*Committees: Executive, Audit, Public Affairs**

John B. Breaux
Senior Counsel, Patton Boggs LLP
Washington, D.C.
Committees: Governance, Public Affairs

Edward J. Kelly, III,
Chairman, President and CEO, Mercantile Bankshares Corporation
Baltimore, Md.
Committees: Executive, Audit, Finance*

Robert D. Kunisch
Special Partner ABS Capital Partners Inc. and Advisor, Cendant Corporation
Lutherville, Md.
Committees: Compensation, Audit

Southwood J. Morcott
Retired Chairman and CEO, Dana Corporation
Hilton Head Island, S.C.
Committees: Executive, Governance, Public Affairs

David M. Ratcliffe
Chairman, President and CEO, Southern Company
Atlanta, Ga.
Committees: Executive, Governance, Public Affairs*

William C. Richardson
President and CEO, W.K. Kellogg Foundation
Battle Creek, Mich.
*Committees: Executive, Audit, Compensation**

Frank S. Royal, M.D.
Physician and Health Care Expert
Richmond, Va.
Committees: Compensation, Governance

Donald J. Shepard
Chairman, Executive Board and CEO, AEGON N.V.
Baltimore, Md.
*Committees: Executive, Compensation, Finance**

Michael J. Ward
Chairman, President and CEO, CSX Corporation
Jacksonville, Fla.
*Committee: Executive**

* *Denotes Committee Chairperson*

Corporate and Unit Officers

Michael J. Ward*
Chairman, President and CEO

Oscar Munoz*
Executive Vice President and Chief Financial Officer

Clarence W. Gooden*
Executive Vice President and Chief Commercial Officer, Sales and Marketing

Tony L. Ingram*
Executive Vice President and Chief Operating Officer, CSX Transportation, Inc.

James R. Hertwig
President, CSX Intermodal, Inc.

Ellen M. Fitzsimmons*
Senior Vice President-Law and Public Affairs and Corporate Secretary

Robert J. Haulter*
Senior Vice President-Human Resources and Labor Relations

David A. Boor
Vice President-Tax and Treasurer

John L. West
President, CSX Technology, Inc.

Ted J. Kleisner
President and CEO, The Greenbrier Resort and Club Management Company

Lester M. Passa
Vice President-Strategic Planning

Michael J. Ruehling
Vice President-Federal Legislation

Peter J. Shudtz
Vice President-Federal Regulations

Carolyn T. Sizemore*
Vice President and Controller

Stephen A. Crosby
President
CSX Real Property, Inc.

* *Executive officers of the corporation*

50

Shareholder & Investor Information

Investor Relations

To receive copies of reports filed with the Securities and Exchange Commission, recent press releases, quarterly and annual reports and additional information about CSX Corporation, visit the company's website at www.csx.com.

Institutional investors and financial analysts with questions may contact Investor Relations at the address or phone number shown below.

David H. Baggs
CSX Corporation
500 Water Street, C110
Jacksonville, FL 32202
(904) 359-4812
David_Baggs@csx.com

Shareholder Services

Shareholders with questions about their accounts should contact the transfer agent at the address or telephone number listed below.

The Bank of New York
Securities Servicing
101 Barclay Street, 11 East
New York, NY 10286
www.stockbny.com

Linda Philcox
CSX Corporation
500 Water Street, J150
Jacksonville, FL 32202
(904) 359-3252
Linda_Philcox@csx.com

Media and Public Relations

Media and public relations inquiries should be directed to the address or telephone number listed below.

Vance Meyer
CSX Corporation
500 Water Street, C420
Jacksonville, FL 32202
(904) 366-2949
Vance_Meyer@csx.com

Corporate Headquarters

500 Water Street, 15th floor
Jacksonville, FL 32202
(904) 359-3200
www.csx.com

Stock Listings

CSX's common stock is listed on the New York Stock Exchange and trades with unlisted privileges on the Midwest, Boston, Cincinnati, Pacific and Philadelphia stock exchanges. The official trading symbol is "CSX."

Independent Auditors

Ernst and Young LLP – Jacksonville, FL

Direct Stock Purchase and Dividend Reinvestment

CSX provides dividend reinvestment and stock purchase plans for shareholders and potential shareholders as a convenient method of acquiring CSX shares through direct purchase, dividend reinvestment and optional cash payments.

CSXDirectInvest℠ permits the purchase and sale of shares directly through The Bank of New York, the company's transfer agent. Through this plan, no service charges or brokerage commissions apply to share purchases, and sales can be made with minimal charges and commissions. Initial investment for a non-shareholder is $500 plus a $10 one-time enrollment fee. You do not need to own shares of CSX stock to enroll in this plan. However, if you are a current shareholder, the initial investment and enrollment fee are waived.

Other benefits of CSXDirectInvest℠ include the ability to:

- *Reinvest dividends automatically in CSX common stock without payment of any brokerage commissions or service charges, or you may receive dividend payments on some or all of your shares.*
- *Make optional cash investments with as little as $50 per month, or up to $10,000 per month, without any charges or commissions.*
- *Make gifts of CSX shares to others through the plan.*

To obtain a prospectus or other information regarding CSXDirectInvest℠, please call or write The Bank of New York at the phone number or address below. Or, if you prefer, please visit the web site at www.stockbny.com.

The Bank of New York
Securities Servicing
CSXDirectInvest℠
101 Barclay Street, 11 East
New York, NY 10286
(800) 521-5571

51

A P P E N D I X Safety & Service Measurements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53 Consolidated Income Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54 Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55 Consolidated Cash Flow Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56 Calculation of Certain Non-GAAP Measures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57 Volume . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58 Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59 Revenue per Carload . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60 Core Values . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61 52

Safety & Service Measurements

Quarterly Average	2005 Q1	2005 Q2	2005 Q3	2005 Q4	2005 Total	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Total
Safety Measurements											
FRA-Reportable Injuries	1.67	1.86	1.91	1.41	1.71	2.18	2.22	2.42	2.20	2.29	2.30
FRA Train Accident Rate	4.41	3.20	3.85	3.68	3.99	4.97	4.53	4.43	4.99	4.79	4.66
Service Measurements											
Velocity	19.5	19.1	19.7	18.8	19.2	20.9	19.5	20.1	20.5	20.3	21.1
Dwell (a)	30.0	30.4	29.0	29.6	29.7	27.2	29.3	28.8	29.3	28.7	25.3
Cars-On-Line	234,209	235,819	232,324	230,172	233,118	230,746	235,688	233,469	233,181	233,271	229,926
On-Time Train Originations	49.9%	47.7%	51.1%	55.9%	51.1%	52.8%	39.3%	50.9%	52.7%	49.0%	62.0%
On-Time Destination Arrivals	37.7%	36.2%	43.1%	43.5%	40.1%	47.4%	34.1%	40.6%	41.2%	40.9%	56.9%
Recrews	65	67	63	78	68	60	73	62	56	63	50

(a) Beginning October 2005, the American Association of Railroads adopted a new dwell calculation in an effort to standardize reporting across U.S. railroads. Beginning in 2006 and forward, CSX will adopt this new method.

CSXT Key Performance Measures Definitions

FRA Personal Injuries Frequency Index: The number of FRA-reportable injuries per 200,000 man-hours.

FRA Train Accident Rate: The number of FRA-reportable train accidents per million train miles.

System Train Velocity: Line of Road (terminal to terminal) train velocity. Does not include locals, yard jobs, or work trains. This is a measure of line of road efficiency and the impact of trains held out of terminals.

Dwell: The amount of time between car arrival at and departure from the yard. Does not include cars moving through the yard on the same train. This is a key measure of terminal performance.

Cars-On-Line: The number of cars on the CSXT rail network, as reported by the AAR. Does not include locomotives, trailers, containers, or maintenance equipment. This is a measure of fluidity.

On-Time Train Originations: The percent of scheduled trains departing the origin station at or prior to the scheduled departure time. Includes intermodal, automobile, and merchandise trains.

On-Time Destination Arrivals: The percent of scheduled trains arriving at the destination station early to 2 hours late. Intermodal trains can be no more than 30 minutes late.

Recrews: The number of relief crews called. This is a measure of line of road efficiency in the use of crews.

53

Consolidated Income Statement

Dollars in Millions (except per share amounts)	2005 Q1	2005 Q2	2005 Q3	2005 Q4	2005 Total	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Total
Surface Transportation											
Operating Revenue	$ 2,108	$ 2,166	$ 2,125	$ 2,219	$ 8,618	$ 1,920	$ 1,997	$ 1,943	$ 2,180	$ 8,040	$7,446
Operating Expenses											
Labor and Fringe	694	706	725	731	2,856	677	664	671	729	2,741	2,595
Materials, Supplies and Other	470	439	454	421	1,784	426	435	414	484	1,759	1,572
Depreciation	203	203	204	208	818	160	157	170	215	702	611
Fuel	179	176	188	240	783	154	151	162	189	656	566
Building and Equipment Rent	135	137	129	132	533	141	146	143	152	582	569
Inland Transportation	56	64	55	55	230	71	67	70	72	280	289
Conrail Rents, Fees and Services	20	19	9	17	65	87	82	63	24	256	342
Provision for Casualty Claims	-	-	-	-	-	-	-	-	-	-	229
Restructuring Charge - Net	-	-	-	-	-	53	15	3	-	71	22
Total Operating Expenses	1,757	1,744	1,764	1,804	7,069	1,769	1,717	1,696	1,865	7,047	6,795
Surface Transportation Operating Income	351	422	361	415	1,549	151	280	247	315	993	651
Other Operating Income	3	9	(8)	(3)	1	1	2	3	2	7	(131)
Consolidated Operating Income	354	431	353	412	1,550	152	282	250	317	1,000	520
Other Income	(2)	30	11	62	101	(4)	5	32	38	72	93
Debt Repurchase Expense	-	(192)	-	-	(192)	-	-	-	-	-	-
Interest Expense	(114)	(110)	(100)	(99)	(423)	(108)	(109)	(106)	(112)	(435)	(418)
Pre-tax Earnings from Continuing Operations	238	159	264	375	1,036	40	178	176	243	637	195
Income Tax Expense	(84)	6	(100)	(138)	(316)	(13)	(60)	(62)	(84)	(219)	(58)
Net Earnings from Continuing Operations	154	165	164	237	720	27	118	114	159	418	137
Discontinued Operations	425	-	-	-	425	3	1	9	(93)	(79)	52
Cumulative Effect of Accounting Change	-	-	-	-	-	-	-	-	-	-	57
Net Earnings	$ 579	$ 165	$ 164	$ 237	$ 1,145	$ 30	$ 119	$ 123	$ 66	$ 339	$ 246

54

Consolidated Balance Sheets

Dollars in Millions	2005	2004	2003	Effect of Conrail Spin-Off	ProForma 2003
Assets					
Current Assets					
Cash and Cash Equivalents	$ 309	$ 522	$ 296	$ -	$ 296
Short-term Investments	293	337	72	-	72
Accounts Receivable — Net	1,202	1,159	1,115	-	1,115
Materials and Supplies	199	165	168	-	168
Deferred Income Taxes	225	20	136	-	136
Other Current Assets	144	157	64	7	71
International Terminals Assets Held for Sale	-	643	446	-	446
Total Current Assets	2,372	3,003	2,297	7	2,304
Properties — Net	20,163	19,945	13,634	6,151	19,785
Investment in Conrail	603	574	4,678	(4,185)	493
Affiliates and Other Companies	304	281	225	-	225
Other Long-term Assets	790	802	926	136	1,062
Total Assets	$ 24,232	$ 24,605	$ 21,760	$ 2,109	$ 23,869
Liabilities					
Current Liabilities					
Accounts Payable	$ 954	$ 870	$ 821	$ -	$ 821
Labor and Fringe Benefits Payable	565	380	388	-	388
Casualty, Environmental and Other Reserves	311	312	280	-	280
Current Maturities of Long-term Debt	936	983	426	-	426
Short-term Debt	1	101	2	-	2
Income and Other Taxes Payable	102	170	114	-	114
Other Current Liabilities	110	115	144	7	151
International Terminals Liabilities Held for Sale	-	386	199	-	199
Total Current Liabilities	2,979	3,317	2,374	7	2,381
Casualty, Environmental and Other Reserves	653	735	836	6	842
Long-term Debt	5,093	6,248	6,886	(55)	6,831
Deferred Income Taxes	6,082	5,979	3,707	2,142	5,849
Other Long-term Liabilities	1,471	1,515	1,509	9	1,518
Total Liabilities	16,278	17,794	15,312	2,109	17,421
Shareholders' Equity					
Common Stock, $1 Par Value	218	216	215	-	215
Other Capital	1,751	1,605	1,579	-	1,579
Retained Earnings	6,262	5,210	4,957	-	4,957
Accumulated Other Comprehensive Loss	(277)	(220)	(303)	-	(303)
Total Shareholders' Equity	7,954	6,811	6,448	-	6,448
Total Liabilities and Shareholders' Equity	$ 24,232	$ 24,605	$ 21,760	$ 2,109	$ 23,869

55

Consolidated Cash Flow Statement

	2005					2004					2003				
Dollars in Millions	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Operating Activities															
Net Earnings	$ 579	$ 165	$ 164	$ 237	$ 1,145	$ 30	$ 119	$ 123	$ 67	$ 339	$ 99	$ 127	$(103)	$ 123	$ 246
Depreciation	209	209	202	213	833	167	165	179	219	730	160	162	160	161	643
Deferred Income Taxes	8	(59)	(81)	86	(46)	16	51	48	125	240	18	80	(76)	97	119
Cumulative Effect of Accounting Change	-	-	-	-	-	-	-	-	-	-	(57)	-	-	-	(57)
Additional Loss on Sale	-	-	-	-	-	-	-	-	-	-	-	-	108	-	108
Provision for Casualty Reserves	-	-	-	(38)	(38)	-	-	-	-	-	-	-	232	-	232
Net Gain on Sale of International Terminals — After Tax	(428)	-	-	-	(428)	-	-	-	-	-	-	-	-	-	-
Insurance Proceeds	-	-	-	29	29	-	-	-	-	-	-	-	-	-	-
Restructuring Charge	-	-	-	-	-	53	15	3	-	71	-	-	-	22	22
Net Gain on Conrail Spin-off — After Tax	-	-	-	-	-	-	-	(16)	-	(16)	-	-	-	-	-
Other Operating Activities	(59)	(65)	151	(130)	(103)	7	(45)	(67)	14	(91)	22	(6)	1	(125)	(108)
Termination of Sale of Accounts Receivable	-	-	-	-	-	-	-	-	-	-	-	(380)	-	-	(380)
Accounts Receivable	(14)	55	(115)	30	(44)	4	(51)	49	(5)	(3)	(73)	8	17	67	19
Other Current Assets	(41)	(4)	8	8	(29)	(51)	33	22	25	29	(31)	(11)	49	33	40
Accounts Payable	84	(68)	46	(8)	54	27	4	(32)	(1)	(2)	51	(66)	33	31	49
Other Current Liabilities	(29)	(213)	74	(95)	(263)	(49)	24	37	137	149	(145)	7	18	(9)	(129)
Net Cash Provided By (Used In) Operating Activities	309	20	449	332	1,110	204	315	346	581	1,446	44	(79)	439	400	804
Investing Activities															
Property Additions	(167)	(214)	(345)	(410)	(1,136)	(264)	(220)	(250)	(296)	(1,030)	(150)	(329)	(278)	(302)	(1,059)
Insurance Proceeds	-	-	-	41	41	-	-	-	-	-	-	-	-	-	-
Net Proceeds from Sale of International Terminals	1,110	-	(2)	-	1,108	-	-	-	-	-	-	-	-	-	-
Purchase of Minority Interest in an International Terminal	(110)	-	-	-	(110)	-	-	-	-	-	-	-	-	-	-
Net Proceeds from Divestitures	-	-	-	-	-	-	-	55	-	55	214	-	12	-	226
Short-term Investments — Net	(788)	891	(94)	24	33	(132)	57	(274)	102	(247)	(1)	1	(213)	282	69
Other Investing Activities	(2)	3	25	2	28	(25)	(12)	13	6	(18)	(32)	12	(18)	(5)	(43)
Net Cash Provided By (Used In) Investing Activities	43	680	(416)	(343)	(36)	(421)	(175)	(456)	(188)	(1,240)	31	(316)	(497)	(25)	(807)
Financing Activities															
Short-term Debt — Net	(97)	(1)	-	(1)	(99)	152	550	(601)	(2)	99	12	549	25	(727)	(141)
Long-term Debt Issued	26	1	2	76	105	50	12	350	(11)	401	67	16	350	486	919
Long-term Debt Repaid	(112)	(1,101)	(26)	(44)	(1,283)	(32)	(347)	(6)	(49)	(434)	(95)	(123)	(74)	(208)	(500)
Dividends Paid	(22)	(22)	(21)	(28)	(93)	(22)	(21)	(21)	(22)	(86)	(21)	(22)	(21)	(22)	(86)
Other Financing Activities	41	14	(11)	39	83	3	-	15	22	40	(6)	(10)	(11)	7	(20)
Net Cash Provided by (Used in) Financing Activities	(164)	(1,109)	(56)	42	(1,287)	151	194	(263)	(62)	20	(43)	410	269	(464)	172
Net Increase (Decrease) in Cash & Cash Equivalents	$ 188	$(409)	$ (23)	$ 31	$ (213)	$ (66)	$ 334	$(373)	$ 331	$ 226	$ 32	$ 15	$ 211	$ (89)	$ 169
Cash & Cash Equivalents at Beginning of Period	522	710	301	278	522	296	230	564	191	296	127	159	174	385	127
Cash & Cash Equivalents at End of Period	$ 710	$ 301	$ 278	$ 309	$ 309	$ 230	$ 564	$ 191	$ 522	$ 522	$ 159	$ 174	$ 385	$ 296	$ 296

56

Calculation of Certain Non-GAAP Measures

The company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing the company's business that fall within the meaning of Regulation G by the Securities and Exchange Commission may provide users of the financial information with additional meaningful comparisons of prior reported results. A reconciliation of these measures to the most directly comparable GAAP financial measure or the computation of the non-GAAP financial measure is presented in reasonable detail. The presentation of non-GAAP financial information should be considered in addition to, rather than a substitute for, comparable amounts determined in accordance with generally accepted accounting principles in the United States.

The calculation of All-in Debt to Capital is presented because management believes off-balance sheet accounts receivable and operating leases are relevant in assessing the company's total leverage relative to its overall capital structure. The debt to total capital ratio has been adjusted to include off-balance sheet accounts receivable and operating leases.

The reconciliation of Free Cash Flow is presented because management believes that Free Cash Flow is important in evaluating its financial performance and measures an ability to generate cash without incurring additional external financings. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities.

	As of			
Dollars in millions	Dec. 30, **2005**	Dec. 31, **2004**	Dec. 26, **2003**	Dec. 27, **2002**
All-in Debt to Capital Calculation:				
Total Debt				
Current Maturities of Long-term Debt	$ 936	$ 983	$ 426	$ 391
Short-term Debt	1	101	2	143
Long-term Debt	5,093	6,248	6,886	6,519
Total Balance Sheet Debt	6,030	7,332	7,314	7,053
Accounts Receivable Sold	-	-	-	380
Net Present Value of CSX Operating Leases	637	745	745	1,097
Total All-in Debt	$ 6,667	$ 8,077	$ 8,059	$ 8,503
Shareholders' Equity	7,954	6,811	6,448	6,241
Total All-in Capital	$ 14,621	$ 14,888	$ 14,507	$ 14,771
All-in Debt to Capital:	46%	54%	56%	58%

	Fiscal Years Ended			
Dollars in millions	Dec. 30, **2005**	Dec. 31, **2004**	Dec. 26, **2003**	Dec. 27, **2002**
Free Cash Flow (a)	$ 1,030	$ 461	$ 363	$ 191
Add (Deduct) Items from Consolidated Cash Flow Statements				
Short-term Investments — Net (b)	33	(247)	69	350
Dividends Paid	93	86	86	86
Termination of Sale of Accounts Receivable	-	-	(380)	(120)
Net Cash Used in Investing Activities (c)	36	1,240	807	775
Add (Deduct) Items Not Included in Consolidated Free Cash Flow				
Conrail Free Cash Flow (d)	(103)	(115)	(164)	(178)
Other Deposits (e)	21	21	23	23
Net Cash Provided by Operating Activities:	$ 1,110	$ 1,446	$ 804	$ 1,127

(a) Free cash flow as of December 30, 2005 includes net cash proceeds (net of taxes paid) from the International Terminals' disposition of $640 million and net debt repurchase costs of $123 million.
(b) Short-term Investments - Net represents the net source or (use) of cash resulting from sales and purchases of short-term investments included in the investing section of the Consolidated Cash Flow Statements.
(c) Net Cash Used in Investing Activities includes property additions offset by net cash proceeds (before taxes paid) from the International Terminals' disposition of $998 million and other investing items.
(d) Conrail Free Cash Flow represents CSX's 42% economic interest which is not consolidated in the CSX amounts.
(e) Other Deposits are not included in the Company's Free Cash Flow as these deposits represent assets that are set aside for certain future debt payments.

57

Volume

Carloads in Thousands	2005 Q1	2005 Q2	2005 Q3	2005 Q4	2005 Total	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Q1	2003 Q2	2003 Q3	2003 Q4	2003 Total
Merchandise															
Chemicals	140	135	131	127	533	139	140	139	146	564	137	133	136	135	541
Forest Products	113	113	107	106	439	114	115	115	121	465	114	116	115	114	459
Agricultural Products	92	87	88	90	357	92	89	82	93	356	91	89	88	95	363
Metals	93	92	88	88	361	94	95	95	96	380	88	87	85	88	348
Emerging Markets	115	136	132	122	505	112	134	126	134	506	101	125	130	120	476
Food and Consumer	63	63	62	61	249	59	61	59	66	245	58	62	61	61	242
Phosphate and Fertilizers	117	117	111	99	444	120	121	107	123	471	117	113	114	116	460
Total Merchandise	733	743	719	693	2,888	730	755	723	779	2,987	706	725	729	729	2,889
Automotive	125	124	114	125	488	125	135	112	135	507	131	139	120	139	529
Coal, Coke, and Iron Ore															
Coal	437	438	422	429	1,726	403	410	406	440	1,659	373	400	391	406	1,570
Coke and Iron Ore	21	21	20	21	83	17	17	17	20	71	12	18	17	18	65
Total Coal, Coke, and Iron Ore	458	459	442	450	1,809	420	427	423	460	1,730	385	418	408	424	1,635
Total Rail	1,316	1,326	1,275	1,268	5,185	1,275	1,317	1,258	1,374	5,224	1,222	1,282	1,257	1,292	5,053
Intermodal															
Domestic	212	223	216	240	891	254	267	239	268	1,028	247	265	263	285	1,060
International	316	320	328	310	1,274	295	322	320	341	1,278	279	300	301	290	1,170
Total Intermodal	528	543	544	550	2,165	549	589	559	609	2,306	526	565	564	575	2,230
Total Surface Transportation	1,844	1,869	1,819	1,818	7,350	1,824	1,906	1,817	1,983	7,530	1,748	1,847	1,821	1,867	7,283

58

Revenue

Dollars in Millions	2005 Q1	2005 Q2	2005 Q3	2005 Q4	2005 Total	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Q1	2003 Q2	2003 Q3	2003 Q4	2003 Total
Merchandise															
Chemicals	$ 275	$ 270	$ 269	$ 275	$ 1,089	$ 256	$ 264	$ 266	$ 283	$ 1,069	$ 250	$ 243	$ 248	$ 248	$ 989
Forest Products	176	181	177	183	717	159	166	171	185	681	152	159	158	153	622
Agricultural Products	137	133	133	147	550	131	127	117	137	512	128	124	116	129	497
Metals	138	140	142	150	570	119	125	129	138	511	110	108	107	110	435
Emerging Markets	117	137	135	124	513	116	129	120	139	504	112	118	125	116	471
Food and Consumer	105	109	110	114	438	88	92	93	105	377	83	90	89	89	351
Phosphate and Fertilizers	90	91	83	87	351	89	88	75	89	341	87	85	74	83	329
Total Merchandise	1,038	1,061	1,049	1,080	4,228	958	991	971	1,076	3,995	922	927	917	928	3,694
Automotive	208	211	200	225	844	202	220	185	228	835	208	224	193	228	853
Coal, Coke, and Iron Ore															
Coal	482	519	491	500	1,992	405	426	423	460	1,714	370	401	384	388	1,543
Coke and Iron Ore	24	22	21	21	88	17	16	15	18	66	13	15	14	15	57
Total Coal, Coke, and Iron Ore	506	541	512	521	2,080	422	442	438	478	1,780	383	416	398	403	1,600
Other	27	23	27	27	104	23	19	22	20	84	18	6	2	9	35
Total Rail	1,779	1,836	1,788	1,853	7,256	1,605	1,672	1,616	1,802	6,694	1,531	1,573	1,510	1,568	6,182
Intermodal															
Domestic	167	185	180	206	738	192	199	184	220	795	183	192	195	214	784
International	124	124	130	121	499	117	124	127	133	501	113	121	120	115	469
Other	38	21	27	39	125	6	2	16	26	50	6	3	-	2	11
Total Intermodal	329	330	337	366	1,362	315	325	327	379	1,346	302	316	315	331	1,264
Total Surface Transportation	$ 2,108	$ 2,166	$ 2,125	$ 2,219	$ 8,618	$ 1,920	$ 1,997	$ 1,943	$ 2,181	$ 8,040	$ 1,833	$ 1,889	$ 1,825	$ 1,899	$ 7,446

59

Revenue per Carload

	2005					2004					2003				
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Merchandise															
Chemicals	$1,964	$2,000	$2,053	$2,165	$2,043	$1,842	$1,886	$1,914	$1,938	$1,895	$1,825	$1,827	$1,824	$1,837	$1,828
Forest Products	1,558	1,602	1,654	1,726	1,633	1,395	1,443	1,487	1,529	1,465	1,333	1,371	1,374	1,342	1,355
Agricultural Products	1,489	1,529	1,511	1,633	1,541	1,424	1,427	1,427	1,473	1,438	1,407	1,393	1,318	1,358	1,369
Metals	1,484	1,522	1,614	1,705	1,579	1,266	1,316	1,358	1,438	1,345	1,250	1,241	1,259	1,250	1,250
Emerging Markets	1,017	1,007	1,023	1,016	1,016	1,036	963	952	1,037	996	1,109	944	962	967	989
Food and Consumer	1,667	1,730	1,774	1,869	1,759	1,492	1,508	1,576	1,591	1,539	1,431	1,452	1,459	1,459	1,450
Phosphate and Fertilizers	769	778	748	879	791	742	727	701	724	724	744	752	649	716	715
Total Merchandise	1,416	1,428	1,459	1,558	1,464	1,312	1,313	1,343	1,381	1,337	1,306	1,279	1,258	1,273	1,279
Automotive	1,664	1,702	1,754	1,800	1,730	1,616	1,630	1,652	1,689	1,647	1,588	1,612	1,608	1,640	1,612
Coal, Coke, and Iron Ore															
Coal	1,103	1,185	1,164	1,166	1,154	1,005	1,039	1,042	1,045	1,033	992	1,003	982	956	983
Coke and Iron Ore	1,143	1,048	1,050	1,000	1,060	1,000	941	882	900	930	1,083	833	824	833	877
Total Coal, Coke, and Iron Ore	1,105	1,179	1,158	1,158	1,150	1,005	1,035	1,035	1,039	1,029	995	995	975	950	979
Total Rail	1,352	1,385	1,402	1,461	1,399	1,259	1,270	1,285	1,311	1,281	1,253	1,227	1,201	1,214	1,223
Intermodal															
Domestic	788	830	833	858	828	756	745	770	821	773	741	725	741	751	740
International	392	388	396	390	392	397	385	397	390	392	405	403	399	397	401
Total Intermodal	623	608	619	665	629	574	552	585	622	584	574	559	559	576	567
Total Surface Transportation	$1,143	$1,159	$1,168	$1,221	$1,173	$1,053	$1,048	$1,069	$1,100	$1,068	$1,049	$1,023	$1,002	$1,017	$1,022

60

CSX Core Values

More than just miles of track and numbers of railcars and locomotives, the true measure of CSX lies in its core values, which guide business decisions and create an environment that allows employees to develop and produce superior results.

These values form the guideposts for CSX's more than 34,000 Surface Transportation employees whose daily efforts combine to enhance value to customers and shareholders.

It starts with the customer.
Focusing on safety and service, the company's core values start with its customers. Reliable service is the stepping-stone to growth. By anticipating and meeting customers' needs and making it easier for them to conduct business with the company, CSX not only retains its customer base but also expands it.

People make the difference.
Each CSX employee adds value to the company while growing professionally and personally. Expectations are high, but not out of reach, and success is celebrated. Employees treat each other with respect and dignity.

Safety is a way of life.
Safety is a way of life, encompassing every aspect of company operations. Employees at all levels are empowered to follow the company's safety philosophy: *"No job is so important, no service so urgent, that we cannot take the time to perform all work safely."*

Fact-based.
CSX is a fact-based organization. The company measures customer-based performance and improves performance with facts. Employees concern themselves with validation over speculation, and focus on solving problems rather than treating symptoms.

Right results, right way.
CSX insists on achieving the right results, the right way. Ethical behavior is an absolute requirement at CSX. The company also believes in being a positive influence on the communities it serves and the environment in which it operates.

61

500 Water Street Jacksonville, FL 32202 www.csx.com